Filed Pursuant to Rule 433(d)

Registration Statement No. 333-242234

Dated October 19, 2022

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated October 19, 2022 and Prospectus dated August 25, 2020)

Diageo Capital plc

$500,000,000 5.200% Fixed Rate Notes due 2025

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$500,000,000 5.200% Fixed Rate Notes due 2025

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	October 19, 2022

Expected Settlement Date:	October 24, 2022 (T+3)

Maturity Date:	October 24, 2025

Interest Payment Dates:	April 24 and October 24 of each year, commencing on April 24, 2023

Principal Amount:	$500,000,000

Net Proceeds (after underwriting discount, before expenses):	$498,590,000

Benchmark Treasury:	UST 4.250% due October 15, 2025

Benchmark Treasury Price /Yield:	99-055⁄8 / 4.548%

Spread to Benchmark Treasury:	+70 bps

Re-offer Yield:	5.248%

Coupon:	5.200%

Re-offer Price:	99.868%

Optional Redemption:	At any time prior to the stated maturity date, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on the stated maturity date thereof (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 15 basis points, plus accrued interest to but excluding the date of redemption.

Use of Proceeds:	General corporate purposes.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated October 19, 2022 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated August 25, 2020 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-10 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC NatWest Markets Securities Inc. Santander Investment Securities Inc. UBS Securities LLC

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BF5

ISIN:	US25243YBF51

Governing Law:	State of New York

Selling Restrictions:	See “Underwriting” beginning on page S-19 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Capital plc

$750,000,000 5.300% Fixed Rate Notes due 2027

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$750,000,000 5.300% Fixed Rate Notes due 2027

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	October 19, 2022

Expected Settlement Date:	October 24, 2022 (T+3)

Maturity Date:	October 24, 2027

Interest Payment Dates:	April 24 and October 24 of each year, commencing on April 24, 2023

Principal Amount:	$750,000,000

Net Proceeds (after underwriting discount, before expenses):	$747,165,000

Benchmark Treasury:	UST 4.125% due September 30, 2027

Benchmark Treasury Price / Yield:	99-02+ / 4.334%

Spread to Benchmark Treasury:	+100 bps

Re-offer Yield:	5.334%

Coupon:	5.300%

Re-offer Price:	99.852%

Optional Redemption:

Prior to September 24, 2027, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on September 24, 2027 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 15 basis points, plus accrued interest to but excluding the date of redemption.

On or after September 24, 2027 at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to but excluding the date of redemption.

Use of Proceeds:	General corporate purposes.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated October 19, 2022 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated August 25, 2020 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-10 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC NatWest Markets Securities Inc. Santander Investment Securities Inc. UBS Securities LLC

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BG3

ISIN:	US25243YBG35

Governing Law:	State of New York

Selling Restrictions:	See “Underwriting” beginning on page S-19 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Capital plc

$750,000,000 5.500% Fixed Rate Notes due 2033

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$750,000,000 5.500% Fixed Rate Notes due 2033

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	October 19, 2022

Expected Settlement Date:	October 24, 2022 (T+3)

Maturity Date:	January 24, 2033

Interest Payment Dates:	January 24 and July 24 of each year, commencing on July 24, 2023

Principal Amount:	$750,000,000

Net Proceeds (after underwriting discount, before expenses):	$743,550,000

Benchmark Treasury:	UST 2.750% due August 15, 2032

Benchmark Treasury Price / Yield:	89-02 / 4.115%

Spread to Benchmark Treasury:	+145 bps

Re-offer Yield:	5.565%

Coupon:	5.500%

Re-offer Price:	99.470%

Optional Redemption:

Prior to October 24, 2032, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on October 24, 2032 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 25 basis points, plus accrued interest to but excluding the date of redemption.

On or after October 24, 2032 at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to but excluding the date of redemption.

Use of Proceeds:	General corporate purposes.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated October 19, 2022 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated August 25, 2020 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-10 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC NatWest Markets Securities Inc. Santander Investment Securities Inc. UBS Securities LLC

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BH1

ISIN:	US25243YBH18

Governing Law:	State of New York

Selling Restrictions:	See “Underwriting” beginning on page S-19 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo plc has filed a registration statement (including a prospectus) (File No. 333-242234) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Diageo plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Diageo plc or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1-800-831-9146; HSBC Securities (USA) Inc. at +1-866-811-8049; Morgan Stanley & Co. LLC at +1-866-718-1649; or NatWest Markets Securities Inc. at +1-800-231-5380.

Diageo plc currently expects delivery of the notes to occur on or about October 24, 2022, which will be the third business day following the pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle on a T+3 basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisors.

UK MiFIR professionals / ECPs-only / No UK PRIIPS KID – Manufacturer target market for UK MiFIR product governance purposes is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPS key information document (KID) has been prepared as not available to retail in the United Kingdom.

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